EXHIBIT 14

                             BARNEYS NEW YORK, INC.

                      CODE OF ETHICS FOR SENIOR MANAGEMENT


           This Code of Ethics is applicable to all members of the senior management of Barneys New York, Inc. and its subsidiaries (collectively, the "COMPANY"), as further identified below.

           The Company has also adopted various policies relating to business conduct (collectively, the "POLICY") that apply to officers and employees of the Company and its subsidiaries and entities controlled by the Company. Members of senior management are subject to the provisions of the Policy, in addition to this Code of Ethics.

Statement of Purpose; Guiding Principles
----------------------------------------

           The Company, in adopting both the Policy and this Code of Ethics by action of its Board of Directors, has recognized the vital importance to the Company of conducting business in full compliance with all applicable laws and, even where not required by law, with integrity and honesty, dealing fairly with suppliers, customers, business partners and others.

           The purpose of this Code of Ethics Policy is to promote adherence to the following guiding principles and implementing procedures by the Company's senior management in all of their dealings on behalf of or with the Company:

          o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and business or professional relationships;

          o acting in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated to the judgment of others;

          o full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company or any Company Affiliate (as described below) files with, or submits to, the U.S. Securities and Exchange Commission ("SEC") and in other public communications, whatever the medium;

          o compliance with all other applicable governmental laws, rules and regulations (including, but not limited to, those relating to reporting or disclosure to any governmental authority or to the public of affairs of the Company or any Company Affiliate);

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          o    prompt internal reporting of violations of this Code of Ethics or of the Policy to the appropriate persons;

          o protecting the confidentiality of non-public information about the Company and its customers or suppliers, and prevent the unauthorized disclosure of such information unless required by law;

          o ensuring the responsible use of, and control over, all Company assets and resources entrusted to his or her care; and

          o accountability with respect to compliance with, and the interpretation and enforcement of, this Code of Ethics.

In furtherance of this purpose and these principles, each member of the Company's senior management is expected to maintain a high standard of business ethics in his or her conduct of business on behalf of the Company and Company Affiliates and in any of his or her personal relationships that may, in any way, affect the Company's business or affairs. It is the Company's policy that in dealing with all parties on behalf of the Company all representatives of the Company should act with honesty and in an "above board" manner at all times.

               >> In addition, to ensure that the Company maintains a corporate culture that fosters only ethical conduct, the Covered Officers (as defined below) are expected to take a leadership role by:

                    o    setting an example through their own behavior;

                    o demonstrating to employees and others that compliance with this Code of Ethics and any other code of conduct or business conduct policy of the Company is as important as the Company's business and financial performance; and

                    o encouraging other officers and employees, and others who advise or provide services to the Company, to adhere to the purpose and principles of the Company's codes of ethics and business conduct policies and to report any concerns or potential violations of these codes and policies as provided by their terms.

Officers Covered by this Code of Ethics
---------------------------------------

           This Code of Ethics is applicable to the officers of the Company having the following responsibilities and authority: the Chief Executive Officer, the Chief Financial Officer, the Treasurer, Controller and the General Counsel, and the company's Internal Auditor (the "COVERED OFFICERS") and to all other executives having the title of Executive Vice President and Senior Vice


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President, the Store Manager of the Company's flagship stores (including but not limited to its stores on Madison Avenue and in Chicago and Beverly Hills) and such other individuals as designated by the Audit Committee ("LIMITED COVERED OFFICERS"). Covered Officers shall be required to comply with Sections (1), (2) and (3) of these policies and procedures. Limited Covered Officers shall be required to comply with Sections (1) and (3) of the policies and procedures. Covered Officers and Limited Covered Officers are collectively referred to as "SENIOR MANAGEMENT". In addition, if any company that is controlled by the Company (a "COMPANY AFFILIATE") files or submits periodic reports to the SEC, the officers of the Company Affiliate having such responsibilities and authority are also to comply with the standards and policies provided by this Code of Ethics.

           All references herein to dealings with, or actions of or transactions with, the Company refer also to dealings with, or actions of or transactions with, any company controlled by the Company and any company in which the company has any substantial investment.


Implementing Policies and Procedures
------------------------------------

           In furtherance of the purpose and principles stated above, the Covered Officers and Limited Covered Officers must adhere to the following set of implementing policies and procedures, as applicable:

           (1)  Avoidance and Handling of Conflict of Interest Situations.
                ---------------------------------------------------------

           Each member of Senior Management is expected to avoid whenever practicable situations where his or her personal interest may conflict with, or be reasonably perceived to conflict with, the best interests of the Company and, where it is not possible to avoid an actual or apparent conflict of interest, to act in a manner expected to protect and advance the Company's interests. Accordingly, a Covered Officer:

          o is not permitted to compete, either directly or indirectly, with or against the Company;

          o is not permitted to receive compensation in connection with services performed relating to any transaction entered into by the Company, other than compensation received in the ordinary course of the Covered Officer's employment by the Company;

          o should avoid making any personal investment, acquiring any personal financial interest or entering into any association that interferes, might interfere, or might reasonably be thought to interfere, with his or her independent exercise of judgment on behalf of the Company and in its best interest; and


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          o    take or otherwise appropriate for his or her personal benefit or the benefit of any other person or enterprise any business opportunity or potential opportunity that arises or may arise in any line of business in which the Company or any Company Affiliate engages or is considering engaging.

               >> To prevent even the appearance of a conflict of interest, no member of Senior Management may engage in any transaction with the Company (outside of being a customer of the Company's business) or avail himself or herself of any opportunity available to the Company without first notifying and obtaining the written approval of the General Counsel or his/her designee. The General Counsel of the Company shall decide, in accordance with such policies as are set by the Board of Directors or an appropriate committee thereof, whether prior notice to and written approval from the Audit Committee of the Board of Directors or of the full Board of Directors (or of a Company Affiliate) must be sought in a given situation.

               >> To protect and advance the interests of the Company in any situation where the interests of the Company and the interests of a member of Senior Management may conflict or be perceived to conflict, it will generally be necessary for such member of Senior Management to cease to be involved in dealing with the situation on behalf of the Company and for another officer or employee of the Company to act on the matter on behalf of the Company, for example in the negotiation of a transaction (in addition to any approval on behalf of the Company by another officer of the Company, the Audit Committee or the full Board of Directors).

               >> There is no "bright-line" test for, or comprehensive definition of what constitutes a conflict of interest, although at a minimum, compliance in any transaction with all applicable laws, this Code of Ethics, and the Policy is required. Accordingly, while not every situation that may give rise to a conflict of interest can be enumerated either in this Code of Ethics or the Policy, a member of Senior Management must treat as a conflict of interest any situation in which such member of Senior Management, or any person with whom he or she has a personal relationship, including but not limited to a family member, in-law, business associate, or a person living in such member of Senior Management's personal residence:

                    o solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift or other personal, unearned benefit as a result of his or her position with the Company (other than non-monetary items of nominal intrinsic value);


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                    o    has any financial interest in any competitor, customer,
                         supplier or other party dealing with the Company (other than ownership of publicly traded securities of such a company having in the aggregate a value of no more than $50,000);

                    o has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or other party dealing with the Company, including the provision of voluntary services; or

                    o acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Company has, or the member of Senior Management knows or has reason to believe at the time of acquisition that the Company is likely to have, an interest.

               >> A completed certificate attesting to the absence of any conflict of interest situation or disclosing any such situation will be obtained from all members of Senior Management, and delivered to the General Counsel, initially promptly after the approval of this Code of Ethics by the Board of Directors or an individual becoming a member of Senior Management, as pertinent, and, thereafter, on an annual basis. The General Counsel will make all such certificates available to the Audit Committee or full Board, upon request.

           (2)  Full, Fair and Timely Disclosure; Adequacy of Disclosure
                --------------------------------------------------------
                Controls and Procedures and Internal Control Over Financial
                -----------------------------------------------------------
                Reporting
                ---------

           The Covered Officers are responsible for assuring accurate, full, fair, timely and understandable disclosure in all the Company's public communications, including any periodic report or other document filed with or submitted to the SEC or other governmental agency or entity, made by the Company and/or any Company Affiliate that reports to the SEC. Accordingly, it is the responsibility of each of the Covered Officers promptly to bring to the attention of the General Counsel (or other appropriate Company official, as indicated below) any credible information of which he or she becomes aware that would place in doubt the accuracy and completeness in any material respects of any disclosures of which he or she is aware that have been made, or are to be made, directly or indirectly by the Company and/or any Company Affiliate in any public SEC filing or submission or any other public communication, whether oral or written (including but not limited to a press release, investor conference call or press conference). In addition, each Covered Officer is responsible for


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promptly bringing to the attention of the General Counsel (or other appropriate
Company official, as indicated below) any credible information of which he or she becomes aware that indicates that the Company's system for preparing its financial reports or other public disclosures are inadequate in any material respect, even if a materially inaccurate or incomplete disclosure has not resulted or is not expected imminently to result from such inadequacy.

               >> The Company is required by law to keep books and records that accurately and fairly reflect its business operations, its acquisition and disposition of assets and its incurrence of liabilities, as part of a system of internal accounting controls that will ensure the reliability and adequacy of these books and records and that will ensure that access to Company assets is granted only as permitted by Company policies. Accordingly, the Covered Officers shall promptly bring to the attention of the General Counsel, acting on behalf of the Disclosure Committee (as hereinafter defined), and, if pertinent in accordance with the provisions of this Code of Ethics, the other officer(s) of the Company designated by this Code of Ethics, any credible information of which he or she is aware concerning:

                    o significant deficiencies or material weaknesses in the design or operation of the Company's system of internal accounting controls that could adversely affect the Company's ability to record, process, summarize and report financial data or any significant deficiency or material weakness in the design or operation of the Company's system for collecting, assessing and reporting to the public in a timely manner other information required to be disclosed in accordance with SEC requirements;

                    o any fraud, whether or not material, that involves management or other employees who have a role in the Company's financial reporting, disclosures or internal controls or otherwise could affect the accuracy and timeliness of the Company's financial reporting, e.g., persons involved in negotiating the terms of contracts with customers, suppliers or other vendors; or

                    o any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and materials weaknesses.

          Covered Officers are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the financial statements of the Company misleading.


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           Unless a Covered Officer has raised the matter with the Disclosure
Committee consisting of the CEO, CFO and General Counsel, the General Counsel shall notify the Disclosure Committee of any issue regarding the adequacy in all material respects of the Company's public disclosures and/or the Company's internal controls and procedures raised by information reported by a Covered Officer as provided by this Code of Ethics, and the Disclosure Committee shall determine how to address the matter, including but not limited to notification of the Audit Committee (and/or notification of the full Board of Directors) of disclosure or control deficiencies.

           3. Compliance with and Administration of this Code of Ethics.
              ---------------------------------------------------------

           All members of Senior Management shall promptly bring to the attention of the General Counsel (or such other person as may be designated by this Code of Ethics or otherwise designated by the Audit Committee, as pertinent under the circumstances) any credible information he or she may receive or become aware of indicating:

          o that any violation of this Code of Ethics or of the Policy has occurred or is imminent,

          o that any violation of the U.S. federal securities laws or any rule or regulation thereunder by the Company or any Company Affiliate or any officer, employee or other agent of the Company or a Company Affiliate has occurred or is imminent, or

          o that any violation by the Company or any Company Affiliate or any officer, employee or other agent of the Company or a Company Affiliate of any other law, rule or regulation applicable to the Company or any Company Affiliate has occurred or is imminent.

In reporting violations under this section, Covered Officers may elect to utilize the anonymous complaint procedures established by the Company.

           The General Counsel or other designated Company official will promptly notify the Audit Committee of any report he or she has received of such a violation by a member of Senior Management and shall promptly notify the Disclosure Committee (other than any member who is the subject of a report) of any report he or she has received of any other such violation and shall also promptly notify the Audit Committee if such a violation may be material to the Company. The General Counsel or other designated Company official shall periodically report to the Audit Committee regarding the reporting of actual or imminent violations of this Code of Ethics, the U.S. federal securities laws and other laws, rules or regulations in accordance with this Code of Ethics or the Policy, even if they are not considered credible, meritorious or material.


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           In any circumstance where a member of Senior Management or executive officer may consider it impracticable or contrary to the Company's best interest to make a report under this Code of Ethics to the person regularly designated to receive such report under this Code of Ethics, the report may instead be made to the Company's chief executive officer and/or the Chairman of the Audit Committee.

           Except as may be otherwise provided by this Code of Ethics or by action of the Board of Directors or the Audit Committee pursuant to authority delegated to it by the Board of Directors, the Audit Committee shall be responsible for determining how a report of a violation made to it under this Code of Ethics should be addressed, including, but not limited to, the manner in which the report shall be investigated and, if after investigation the committee concludes the report has merit, the appropriate responsive action to be taken by the Company, including making recommendations to the Board of Directors of action to be taken to remedy or sanction any violation.

               >> The Audit Committee, in accordance with its charter, shall determine whether or not a violation of this Code of Ethics has occurred or may occur, after appropriate investigation of all relevant facts and circumstances, and shall make recommendations to the Board of Directors on the appropriate responsive action(s) to be taken. Such action(s), as ultimately determined by the Board of Directors, shall be reasonably designed to deter violations of this Code of Ethics or other wrongdoing and to promote accountability for adherence to this Code, and shall include appropriate remedies and sanctions.

           Only the Company's Board of Directors or a committee of the Board of Directors duly authorized by the Board of Directors to do so may amend or grant waivers from compliance with this Code of Ethics. All waivers, including implicit waivers, and amendments shall be publicly disclosed as required by applicable SEC regulations and no waiver, implicit waiver or amendment of this Code of Ethics will become effective until such public disclosure is made. For this purpose, a "waiver" means the approval by the Company's Board of Directors of a material departure from a provision of this Code of Ethics and an "implicit waiver" means the failure of the Company's Board of Directors to take action within a reasonable period of time regarding a material departure from a provision of this Code of Ethics after any executive officer of the Company has become aware of such material departure.

               >> If the Board of Directors, or a duly authorized committee of the Board of Directors, decides to grant a waiver from this
                    Code:

                    o It shall ensure that, if circumstances warrant, the waiver is accompanied by appropriate controls designed to protect the Company from the risks of the transaction, or otherwise attendant on the circumstances, with respect to which the waiver is granted. The design and implementation of such controls shall be coordinated with the Audit Committee.


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                    o    The Disclosure Committee shall be advised of the waiver
                         for the purposes of ensuring prompt disclosure to shareholders regarding the waiver (including the reasons for the waiver as required by applicable SEC rules) and the Disclosure Committee's consideration of any supplement or modification of the Company's disclosure controls or procedures to be made in connection with or as a result of the waiver and any related disclosure that are appropriate regarding the Company's disclosure controls and procedures.

           It is the Company's policy that any employee who in good faith brings information regarding a violation (or potential violation) of this Code of Ethics or the Policy to the attention of the Company's General Counsel, or any officer designated by the Policy or this Code of Ethics or the Audit Committee (or any other director or officer) shall not be disadvantaged or discriminated in any term or condition of his or her employment (including the opportunity for promotion) by reason of the employee taking such action. Moreover, it is the Company's policy to protect against any such disadvantage or discrimination those supervisors, officers and directors who in good faith take appropriate action in response to any concerns or complaints received by them, including undertaking any investigation or reporting the matter to another authority within the Company.

           At least once every three years the Board of Directors shall review the operation and adequacy of this Code of Ethics.

           4.  Sanctions for Violations.
               ------------------------

           In the event of a violation of this Code of Ethics or of the Policy by a Covered Officer, the Audit Committee or such other designee of the Board of Directors shall determine the appropriate actions to be taken after considering all relevant facts and circumstances. Such actions shall be reasonably designed to -

          o deter future violations of this Code or of the Policy or other wrongdoing, and

          o promote accountability for adherence to the policies of this Code of Ethics and the Policy.

           Such appropriate actions may include -

                    o written notice to the individual(s) involved that the Board has determined that there has been a violation, and


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                    o    a censure by the Board, or demotion or re-assignment of
                         the individual(s) involved, or the individual(s)' suspension from his or her position of employment by the Company with or without pay or benefits (as determined by the Board), and/or termination of his or her employment by the Company.

In determining the appropriate sanction in a particular case, the Board or its designee shall consider all relevant information, including -

     o    the nature and severity of the violation,

     o    whether the violation was a single occurrence or repeated occurrences,

     o    whether the violation appears to have been intentional or inadvertent,

     o whether the individual(s) involved had been advised prior to the violation as to the proper course of action, and

     o whether or not the individual in question had committed other violations in the past.


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